UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                       Smurfit-Stone Container Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    832727101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   David Zemel
                         c/o Venor Capital Management LP
                                 7 Times Square
                            New York, New York 10036

                                 with a copy to:

                             Eleazer N. Klein, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                               New York, NY 10022
                                 (212) 756-2000

--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                February 4, 2010
                               ------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

--------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                         (Continued on following pages)
                              (Page 1 of 10 Pages)

----------------------------                        ----------------------------
CUSIP No.  832727101            SCHEDULE 13D/A       Page 2 of 10 Pages
----------------------------                        ----------------------------

     1        NAME OF REPORTING PERSON

              Venor Capital Master Fund Ltd.
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |_|  (b) |X|

------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS

              WC
------------- -----------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)     |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Cayman Islands
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

   SHARES                 0
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

   OWNED                  0
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

 REPORTING                0
              ----------- -----------------------------------------------------
  PERSON      10          SHARED DISPOSITIVE POWER

                           0
------------- ----------- -----------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0
------------- -----------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES | |
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              0%
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
              OO
------------- -----------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP No.  832727101            SCHEDULE 13D/A        Page 3 of 10 Pages
----------------------------                        ----------------------------

     1        NAME OF REPORTING PERSON

              Venor Capital Management LP

------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |_|  (b) |X|

------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS

              AF
------------- -----------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)     |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

   SHARES                 0
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

   OWNED                  0
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

 REPORTING                0
              ----------- -----------------------------------------------------
  PERSON      10          SHARED DISPOSITIVE POWER

                          0
------------- ----------- -----------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0
------------- -----------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES | |
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              0%
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
              PN, IA
------------- -----------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP No.  832727101            SCHEDULE 13D/A        Page 4 of 10 Pages
----------------------------                        ----------------------------

     1        NAME OF REPORTING PERSON

              Venor Capital Management GP LLC

------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |_|  (b) |X|

------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS

              AF
------------- -----------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)     |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

   SHARES                 0
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

   OWNED                  0
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

 REPORTING                0
              ----------- -----------------------------------------------------
  PERSON      10          SHARED DISPOSITIVE POWER

                          0
------------- ----------- -----------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0
------------- -----------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES | |
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              0%
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
              OO
------------- -----------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP No.  832727101            SCHEDULE 13D/A        Page 5 of 10 Pages
----------------------------                        ----------------------------

     1        NAME OF REPORTING PERSON

              Jeffrey Bersh

------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |_|  (b) |X|

------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS

              AF
------------- -----------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)     |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

   SHARES                 0
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

   OWNED                  0
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

 REPORTING                0
              ----------- -----------------------------------------------------
  PERSON      10          SHARED DISPOSITIVE POWER

                          0
------------- ----------- -----------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0
------------- -----------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES | |
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              0%
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
              IN
------------- -----------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP No.  832727101            SCHEDULE 13D/A        Page 6 of 10 Pages
----------------------------                        ----------------------------

     1        NAME OF REPORTING PERSON

              Michael Wartell

------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |_|  (b) |X|

------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS

              AF
------------- -----------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)     |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

   SHARES                 0
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

   OWNED                  0
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

 REPORTING                0
              ----------- -----------------------------------------------------
  PERSON      10          SHARED DISPOSITIVE POWER

                          0
------------- ----------- -----------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0
------------- -----------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES | |
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              0%
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON
              IN
------------- -----------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP No.  832727101            SCHEDULE 13D/A        Page 7 of 10 Pages
----------------------------                        ----------------------------

ITEM 1.       SECURITY AND ISSUER

     This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13D filed on February 1, 2010 (the "Original Schedule 13D", and the Original
Schedule 13D as amended, the "Schedule 13D") with respect to shares of common stock par value $0.01 per share (the "Common Stock") of Smurfit-Stone Container Corporation, a Delaware corporation (the "Issuer"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Original Schedule 13D. This Amendment amends Items 4 and 5(a), (b), (c) and (e) as set forth below. This is the final amendment to the Schedule 13D and an exit filing for the Reporting Persons.

Item 4.       Purpose of Transaction

     Item 4 of the Schedule 13D is hereby amended and supplemented by the addition of the following:

     On February 4, 2010 the Reporting Persons determined to no longer participate in any objection to the adequacy of the Issuer's proposed Disclosure Statement to the U.S. Court and, therefore, to terminate their engagement of legal counsel on their behalf and to dispose of their remaining shares of Common Stock.

ITEM 5.       INTEREST IN SECURITIES OF THE ISSUER

Item 5 (a), (b), (c) and (e) are hereby amended and restated as follows:

(a) VENOR CAPITAL MASTER FUND

     (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for Venor Capital Master Fund is incorporated herein by reference.

     (c) Venor Capital Master Fund entered into transactions in the Common Stock within the last sixty days which are set forth on Schedule A.

     (e) February 4, 2010 (see Item 4).

(b) VENOR CAPITAL MANAGEMENT

     (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for Venor Capital Management is incorporated herein by reference.

----------------------------                        ----------------------------
CUSIP No.  832727101            SCHEDULE 13D/A        Page 8 of 10 Pages
----------------------------                        ----------------------------

     (c) Venor Capital Master Fund is the only Reporting Person to have effected transactions in the Common Stock in the past sixty days.

     (e) February 4, 2010 (see Item 4).

(c) VENOR CAPITAL MANAGEMENT GP

     (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for Venor Capital Management GP is incorporated herein by reference.

     (c) Venor Capital Master Fund is the only Reporting Person to have effected transactions in the Common Stock in the past sixty days.

     (e) February 4, 2010 (see Item 4).

(d) JEFFREY BERSH

     (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for Jeffrey Bersh is incorporated herein by reference.

     (c) Venor Capital Master Fund is the only Reporting Person to have effected transactions in the Common Stock in the past sixty days.

     (e) February 4, 2010 (see Item 4).

(e) MICHAEL WARTELL

     (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for Michael Wartell is incorporated herein by reference.

     (c) Venor Capital Master Fund is the only Reporting Person to have effected transactions in the Common Stock in the past sixty days.

     (e) February 4, 2010 (see Item 4).

----------------------------                        ----------------------------
CUSIP No.  832727101            SCHEDULE 13D/A        Page 9 of 10 Pages
----------------------------                        ----------------------------

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated: February 8, 2010

                                    /s/ Jeffery Bersh
                                    -----------------
                                    Venor Capital Master Fund Ltd.
                                    By: Jeffery Bersh as Director


                                    /s/ Jeffery Bersh
                                    -----------------
                                    Venor Capital Management LP
                                    By Venor Capital Management GP LLC
                                       as general partner
                                    By: Jeffery Bersh as Managing Member


                                    /s/ Jeffery Bersh
                                    -----------------
                                    Venor Capital Management GP LLC
                                    By: Jeffery Bersh as Managing Member


                                    /s/ Jeffery Bersh
                                    -----------------
                                    Jeffery Bersh


                                    /s/ Michael Wartell
                                    -----------------
                                    Michael Wartell

----------------------------                        ----------------------------
CUSIP No.  832727101            SCHEDULE 13D/A        Page 10 of 10 Pages
----------------------------                        ----------------------------

                                   SCHEDULE A

TRANSACTIONS IN THE COMMON STOCK BY VENOR CAPITAL MASTER FUND LTD. DURING THE PAST 60 DAYS

Unless otherwise indicated, all trades were effected in the open market through brokers.

Date of Transaction    Shares Purchased (Sold)     Price Per Share ($)*
-------------------    -----------------------     -------------------

      02/03/10              (200,000.00)                0.2000000
      02/03/10              (350,000.00)                0.1990000
      02/03/10              (250,000.00)                0.2050000
      02/04/10              (125,000.00)                0.1801000
      02/04/10              (550,000.00)                0.1630000
      02/04/10              (300,000.00)                0.1802000
      02/05/10            (1,225,000.00)                0.1473000
      02/05/10              (200,000.00)                0.1385000
      02/05/10              (750,000.00)                0.1446000











* Excluding commissions.